                                                             Exhibit 21.1

                        Cumberland Bancorp, Incorporated
                              List of Subsidiaries
                             As of February 28, 2002

         Wholly-Owned Bank Subsidiaries
                  Bank of Dyer - Dyer, Tennessee
                  BankTennessee - Collierville, Tennessee
                  Cumberland Bank - Carthage, Tennessee
                  The Community Bank - Nashville, Tennessee
                  The Bank of Mason - Mason, Tennessee

         Wholly-Owned Non-Bank Subsidiaries
                  Cumberland Finance, Inc.
                  Cumberland Mortgage, Inc.
                  CBC Financial Services, Inc.
                  Cumberland Life Insurance, Inc.
                  HumboldtFinance
                  FinanceTennessee
                  Cumberland Capital Trust I
                  Cumberland Capital Trust II